Exhibit 99.1

Brazilian Agribusiness Executive Joins Ceres Board of Directors

THOUSAND OAKS, Calif. – June 20, 2013 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced that Brazilian agribusiness executive Daniel Glat has joined the company’s board of directors. Glat succeeds Douglas Suttles, who stepped down from the Ceres board.

“Mr. Glat brings a history of success in the seed business and an extensive understanding of Brazilian agribusiness operations and customs to our board. His perspectives will be welcomed as we build our commercial business with Brazilian ethanol mills,” said Richard Hamilton, President and CEO of Ceres. “On behalf of the board of directors, I would also like to thank Mr. Suttles for his service to Ceres. We wish him well as he takes on a new leadership role in the energy industry,” said Hamilton.

Glat said that he looks forward to joining Ceres’ efforts to expand ethanol production in Brazil. “Brazilian mills are eager to develop new feedstocks and make greater use of their existing land and industrial assets. I am looking forward to supporting Ceres’ development of the sweet sorghum market in Brazil, both as a business opportunity and also as a Brazilian interested in strengthening our domestic supply of renewable transportation fuels.”

Glat is currently a principal of Glat & Associates, an agribusiness consultancy firm in Rio Grande do Sul, Brazil. He previously spent 25 years working for Pioneer Hi-Bred International, Inc., a Dupont business, including 21 years in Brazil. From August 2007 to June 2011, he served as the director for international operations, where he was responsible for Pioneer’s activities in Latin America, Africa and Asia. During this time he also served on the board of directors of Pioneer. From January 1998 to August 2007, Glat was president of the Pioneer’s Brazilian subsidiary, Pioneer Sementes Ltda., having previously held various sales, marketing and business leadership roles at the subsidiary. Glat currently owns a 900-hectare farming operation in the Brazilian state of Tocatins. He received his B.S. and M.S. in Agronomy and Plant Genetics from the University of Arizona.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

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CONTACT:

Ceres, Inc.

Gary Koppenjan

(805) 375-7801

ir@ceres.net